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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

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The Vermont Teddy Bear Co., Inc.

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The Vermont Teddy Bear Co., Inc.

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The Vermont Teddy Bear Co., Inc.

Notice of 2003 Annual Meeting of Shareholders

and

Proxy Statement

The Vermont Teddy Bear Co., Inc.

Notice of Annual Meeting of Stockholders

The Annual Meeting of the Stockholders of The Vermont Teddy Bear Co., Inc. will be held at 10:00 a.m. EST on Thursday December 11, 2003, at the Company's retail/manufacturing facility, 6655 Shelburne Road, Route Seven, Shelburne, Vermont, for the following purposes:

  To have Common shareholders elect six (6) individuals to the Company's Board of Directors for the ensuing year.

  To have Series C Preferred shareholders elect two (2) individuals to the Company's Board of Directors for the ensuing year.

  To have Series D Preferred shareholders elect one (1) individual to the Company's Board of Directors for the ensuing year.

  To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2004 fiscal year.

  To approve the amendment of The Vermont Teddy Bear Co., Inc. Non-Employee Stock Option Plan to authorize the quarterly grants of options to Directors to be determined based upon attendance at 75% of Board and Committee meetings rather than solely on attendance at quarterly meetings of the Board of Directors.

  To transact such other business that may properly come before the meeting or adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark J. Sleeper

Mark J. Sleeper, Secretary

Shelburne, Vermont

October 22, 2003

The Vermont Teddy Bear Co., Inc.

6655 Shelburne Road

Post Office Box 965

Shelburne, Vermont 05482

October 22, 2003

Proxy Statement

Annual Meeting of Stockholders

To Be Held December 11, 2003

This proxy statement is furnished to the stockholders of The Vermont Teddy Bear Co., Inc. (the "Company"), a New York corporation, in connection with the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, December 11, 2003, at the Company's retail/manufacturing facility located at 6655 Shelburne Road, Route Seven, Shelburne, Vermont.

The enclosed proxy card is furnished by the Company. This proxy is being solicited by the Company's Board of Directors for use at the Annual Meeting or at any adjournment thereof. A proxy duly executed and returned by a stockholder will be voted as directed by the proxy, and, if no choice is specified, the proxy will be voted in accordance with the recommendations of the Board of Directors contained herein. As to other matters, if any, to be voted upon, the persons named in the proxy will take such action, as the Board of Directors may deem advisable.

All expenses of soliciting proxies are being borne by the Company. It is expected that solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or other communication methods and arrange for nominees, custodians and fiduciaries to forward proxies and proxy material to their principals at the Company's expense.

A proxy may be revoked at any time before it is exercised by notifying the Company's Secretary in writing at the address set forth above or by attending the Annual Meeting and voting the shares covered by the proxy in person.

It is expected that this Proxy Statement will be mailed on or about November 11, 2003, to stockholders of record on October 31, 2003.

Voting Securities and Principal Holders Thereof

The Board of Directors has fixed the close of business on October 31, 2003, as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting. Each share of the Company's Common Stock outstanding on the record date is entitled to one vote on all matters, except for the election of Series C Preferred and Series D Preferred directors. Each share of the Company's Series C Preferred stock outstanding on the record date is entitled to one vote on those matters on which Series C stockholders vote as a class, and 9,523 votes on all matters on which Common Stockholders vote as a class. Each share of the Company's Series D Preferred stock outstanding on the record date is entitled to vote on those matters on which Series D stockholders vote as a class, and 2,832 votes on all matters on which Common Stockholders vote as a class.

As of October 22, 2003 there were 4,869,384 shares of Common Stock outstanding, 18.308 shares of Series C Preferred Stock and 250 shares of Series D Preferred Stock outstanding. The following table presents information, as of October 22, 2003, about all classes of the Company's stock owned by the directors and executive officers of the Company:
Name and Address of Beneficial Owner	Title of Class	Number of Shares Owned	Percentage of Class Outstanding
Jason Bacon 2970 Lime Kiln Road New Haven, VT 05472	Common	63,169(1)	1.3
Maxine Brandenburg 131 Northshore Drive Burlington, VT 05401	Common	-(2)	-
Fred Marks 2531 N. Placita de La Lantana Tucson, AZ 85749-9182	Common	460,339(3)	9.5
Spencer C. Putnam 575 Morgan Horsefarm Road Weybridge, VT 05753	Common	120,798(4)	2.5

(1) This figure includes 500 shares held of record by Mr. Bacon's wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Non-Employee Director Stock Option Plan to Mr. Bacon to purchase 50,500 shares of the Company's Common Stock, which have fully vested.

(2) This figure does not include options granted under the Company's Non-Employee Director Stock Option Plan to Ms. Brandenburg for 19,167 shares of the Company's Common Stock, which have fully vested.

(3) This figure includes 500 shares held of record by Mr. Mark's wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Incentive Stock Option Plan to Mr. Marks to purchase 3,000 shares of the Company's Common Stock, which have fully vested.

(4) This figure includes 33,104 shares held of record by Mr. Putnam's children. This figure also includes 4,500 shares held of record by Mr. Putnam's wife, as to which beneficial ownership is disclaimed. This figure does not include options granted under the Company's Incentive Stock Option Plan to Mr. Putnam to purchase 62,000 shares of the Company's Common which have fully vested.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Owned	Percentage of Class Outstanding
Elisabeth B. Robert c/o The Vermont Teddy Bear Co., Inc. 6655 Shelburne Road, P.O. Box 965 Shelburne, VT 05482	Common	354,710(5)	7.3
Thomas R. Shepherd c/o TSG Equity Partners, LLC 636 Great Road Stow, MA 01775	Preferred C	18.308(6) (7)	100.0
Irene Steiner 240 Shelburne Road Burlington, VT 05401	Common	51(8)	-
Andrew Williams Equity Resources Partners, LLC c/o Calyx & Corolla, Inc. 1655 27th Street, Suite 2 Vero Beach, FL 32960	Preferred D	250(9)	100.00
William Woo c/o TSG Equity Partners, LLC 636 Great Road Stow, MA 01775	Preferred C	16.05(7)	87.7
Directors and Officers as a Group	Common Preferred C Preferred D	999,067 18.308 250	20.5 100.0 100.0

(5) This figure includes 2,000 shares held of record by Ms. Robert's minor children. This figure does not include options granted under the Company's Incentive Stock Option Plan to Ms. Robert to purchase 355,000 shares of the Company's Common Stock, which have fully vested.

(6) Mr. Shepherd's beneficial ownership consists of (i) 1.892 shares of Series C Preferred, convertible into 18,017 shares of Common Stock, and (ii) .366 shares of Series C Preferred, convertible into 3,485 shares of Common Stock directly and beneficially owned by Mr. T. Nathanael Shepherd for which TSG Equity Partners, LLC has the authority to vote.

(7) Mr. Shepherd and Mr. Woo's beneficial ownership consists of (i) .04 shares of Series C Preferred, convertible into 380 shares of Common Stock, directly and beneficially owned by TSG Equity Partners, LLC, of which Mr. Shepherd is the Chairman and Mr. Woo is Managing Director; (ii) 3.805 shares of Series C Preferred, convertible into 36,235 shares of Common Stock, beneficially owned by The Shepherd Venture Fund I, of which TSG Equity Partners, LLC is its sole general partner; (iii) 12.205 shares of Series C Preferred, convertible into 116,228 shares of Common Stock beneficially owned collectively by the Investors for which TSG Equity Partners, LLC has been appointed as irrevocable proxy; Mr. Shepherd, as Chairman and Mr. Woo as Managing Director of TSG Equity Partners, LLC, have the right to vote all of the shares in clauses (i) through (iii) in connection with any matter requiring a vote of the stockholders of the Company. Mr. Shepherd and Mr. Woo disclaim beneficial ownership of the shares held by the Investors.

(8) This figure includes 51 shares owned by Ms. Steiner's husband, as to which beneficial ownership is disclaimed. It does not include options granted under the Company's Incentive Stock Option Plan to Ms. Steiner to purchase 93,438 shares of the Company's Common Stock, of which 34,688 shares have vested.

(9) Mr. Williams is President of Equity Resource Partners, LLC ("ERP"). ERP owns 100% (250 shares) of the issued and outstanding Series D Preferred stock. Mr. Williams is one of approximately 15 individuals and entities owning membership interests in ERP. In his capacity as President of ERP, Mr. Williams is authorized to exercise ERP's voting rights associated with ownership of the Series D Preferred shares.

The following table presents information, as of October 22, 2003, about all classes of the Company's stock owned by those persons known by the Company to own beneficially five percent or more of the shares of any voting class of the Company's stock outstanding, other than the directors and officers listed in the prior table:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Owned(10)	Percentage of Class Outstanding
Malcolm Candlish 465 Wall's Way Osprey, FL 34229	Preferred C	.915	5.0
Neil Gagnon c/oGagnon Securities 1370 Avenue of the Americas, Suite 2002 New York, NY 1019	Common	528,781(11)	10.9
David Lucas Bonita Bay Executive Center 3451 Bonita Bay Boulevard, Suite 202 Bonita Springs, FL 34132	Preferred C	2.288	12.5
Edwin Kozlowski c/oGeneral Nutrition Companies 300 6th Avenue, 14th Floor Pittsburgh, PA 15222	Preferred C	1.221	6.7
Joan Martin 34 Woodbury Hill Woodbury, CT 06798	Common	1,197,297	24.6
Ronald Rossetti Riverside Capital Partners 39 Brighton Avenue Allston, MA 02134	Preferred C	1.221	6.7
T. Nathanael Shepherd c/o TSG Equity Partners, LLC 636 Great Road Stow, MA 01775	Preferred C	16.416(12)	89.7

(10) Each of the listed holders of Series C Preferred listed here (the "Investors") has appointed The Shepherd Group LLC as his, her, or its irrevocable proxy to act for and vote on behalf of him, her, or it with respect to the Series C Preferred Stock and Warrants in connection with any matter requiring a vote of the stockholders of the Company. Mr. T. Nathanael Shepherd and Mr. Thomas R. Shepherd are considered to be the beneficial owners of the Series C Stock and Warrants held by the Investors, although they disclaim beneficial ownership

(11) Mr. Gagnon beneficially owned 528,781 shares of Common Stock of The Vermont Teddy Bear Co., Inc., which amount includes (i) 89,725 shares beneficially owned by Mr. Gagnon over which he has sole voting and dispositive power; (ii) 55,137 shares beneficially owned by Lois Gagnon, Mr. Gagnon's wife, over which he has shared voting and shared dispositive power; (iii) 25,785 shares held by the Lois E. and Neil J. Gagnon Foundation (the "Foundation"), of which Mr. Gagnon is a trustee and over which he has shared voting and shared dispositive power; (iv) 23,805 shares held by the Gagnon Family Limited Partnership (the "Partnership") of which Mr. Gagnon is a partner and over which he has shared voting and shared dispositive power; (v) 18,600 shares held by the Gagnon Grandchildren Trust (the "Trust") over which Mr. Gagnon has dispositive but no voting power; (vi) 55,153 shares held by a hedge fund (of which Mr. Gagnon is the principal) over which Mr. Gagnon has sole dispositive and voting power; and (vii) 260,576 shares held for certain customers of Gagnon Securities LLC (of which Mr. Gagnon is the Managing Member and the principal owner) over which shares Mr. Gagnon has shared dispositive but no voting power.

(12) Mr. Shepherd's beneficial ownership consists of (i) .366 shares of Series C Preferred, convertible into 3,485 shares of Common Stock directly and beneficially owned by Mr. Shepherd; (ii) .04 shares of Series C Preferred, convertible into 380 shares of Common Stock directly and beneficially owned by TSG Equity Partners, LLC, of which Mr. Shepherd is the President; (iii) 3.805 shares of Series C Preferred, convertible into 36,235 shares of Common Stock beneficially owned by The Shepherd Venture Fund I, of which TSG Equity Partners, LLC is its sole general partner; and (iv) 12.205 shares of Series C Preferred, convertible into 116,228 shares of Common Stock beneficially owned collectively by other investors in the Company's Series C Preferred (the "Investors") for which TSG Equity Partners, LLC has been appointed as irrevocable proxy. Mr. Shepherd, as President of TSG Equity Partners, LLC, has the right to vote all of the shares in clauses (ii) through (iv) in connection with any matter requiring a vote of the stockholders of the Company. Mr. Shepherd disclaims beneficial ownership of the shares held by the Investors.

As of June 30, 2003, the Directors and Executive Officers of the Company were as follows:

Name	Age	Office
Jason Bacon	69	Director
Maxine Brandenburg	68	Director
Robert Hamilton	59	Director
Barbara Johnson	51	Director
Fred Marks	75	Director and Chairman of the Board
Spencer C. Putnam	57	Director
Elisabeth B. Robert	48	Director, President, Treasurer, Chief Executive Officer and Chief Financial Officer
Thomas R. Shepherd	73	Director
Mark J. Sleeper	44	Secretary
Irene Steiner	36	Vice President of Marketing
William Woo	37	Director

All of the Company's directors hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified.

Robert Hamilton and Barbara Johnson each resigned as a member of the Board of Directors on October 9, 2003 due to personal and professional commitments.

As previously reported, on August 29, 2003 the Company purchased certain assets of Calyx & Corolla from Equity Resource Partners, LLC for $3.7 million. The purchase price consisted of $1.2 million paid in cash and the remainder paid in the form of 250 shares of Series D Convertible Redeemable Preferred Stock at a fair value of $10,000 per share. The Series D Preferred shares are convertible into the Company's common stock at a price of $3.53 per common share and have voting rights on an as converted basis. Mr. Williams is one of approximately fifteen members of Equity Resource Partners, LLC and serves as its President.

The Board of Directors has an Audit Committee, on which Mr. Bacon, Ms. Brandenburg, and Ms. Johnson serve, each of whom is an independent director. The Audit Committee acts on behalf of the Board of Directors in reviewing with the Corporation's independent auditors and appropriate corporate officers matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits of the independent auditors and the internal auditor. The Audit Committee reviews the results of such audits with the respective auditors and report on these matters to the Board of Directors. The Audit Committee also submits to the Board of Directors recommendations with respect to the independent auditors, financial reporting and accounting practices and policies, financial accounting, and operation controls and safeguards. The Company's Board of Directors adopted a written charter for the Audit Committee on October 8, 2002, and amended it on February 11, 2003, which outlines the responsibilities of the Audit Committee.

The Board also has a Compensation and Option Committee, on which Mr. Bacon, Ms. Johnson and Mr. Thomas Shepherd serve. The Compensation and Option Committee reviews salary and related compensation matters regarding executive officers of the Company and administers the Company's Employee Stock Option Plan.

  The Board of Directors has a Nominating and Governance Committee which develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board of Directors, and administers annual Board performance evaluations. The Committee will review director candidates recommended by shareholders. Shareholders may recommend director candidates to the Committee in writing directed to the Committee at the Company's address.

Meetings of the Board of Directors and Its Committees

The Board of Directors held five meetings during the fiscal year ended June 30, 2003, and took all other action by unanimous consent in lieu of actual meetings. During the fiscal year ended June 30, 2003, there was one meeting of the Compensation and Option Committee that took all action by unanimous consent in lieu of actual meetings, there were six meetings of the Audit Committee, and there were two meetings of the Nominating and Governance Committee. During the fiscal year ended June 30, 2003, all directors attended at least 75% of the meetings of the Board of Directors and the meetings held by Committees of the Board on which they served.

Compensation of Directors and Executive Officers

The following table sets forth the aggregate compensation, cash and non-cash, awarded to, earned by or paid by the Company to Elisabeth B. Robert, currently its President, Treasurer, Chief Executive Officer and Chief Financial Officer, and to Irene Steiner, currently its Vice President of Marketing, who are the only executive officers whose annual compensation (consisting solely of base salary and bonus, if any) exceeded $100,000 for the year ended June 30, 2001, June 30, 2002 or June 30, 2003 (the "Named Executive Officers").

Summary Compensation Table

Annual Compensation Long term Compensation
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Other Annual Compen- sation	Securities Underlying Options	All Other Compen- sation
Elisabeth B. Robert, Chief Executive Officer and Chief Financial Officer	2003 2002 2001	$229,981 $198,846 $147,692	$8,587 $26,759 $176,160	$7,175 $5,467 $5,744	- - -	$129,375(1)- - -
Irene Steiner, Vice President of Marketing	2003 2002 2001	$93,642 $90,000 $83,654	$10,000 $10,000 $10,000	- $3,462 -	- 75,000 -	- $5,366(2) -

(1) Taxable income from a qualified option exercise by Ms. Robert during the fiscal year ended June 30, 2003.

(2) Taxable income from a qualified option exercise by Ms. Steiner during the fiscal year ended June 30, 2002.

Employment Contracts

Ms. Robert's current employment as Chief Executive is governed by an agreement with the Company dated November 21, 2001. The agreement provides for her continued employment as President and Chief Executive Officer of the Company through October 22, 2004. Under this agreement, Ms. Robert is entitled to receive: i) a base salary of $220,000, increasing to $235,000 on October 23, 2002, and to $250,000 on October 23, 2003; ii) an annual cash bonus equal to 0.25 percent of the first $3 million of increased consolidated revenues of the Company over consolidated revenues of the prior fiscal year; iii) an annual cash bonus equal to 1.5 percent of any additional increased consolidated revenues exceeding $3 million over consolidated revenues of the prior fiscal year; iv) an annual cash bonus equal to 0.25 percent of the first $3 million of pre-tax income plus 1.5% of the additional pre-tax income in excess of $3 million; v) participation in the Company's executive employee benefit plans, and a company car of Ms. Robert's choice. The agreement prohibits Ms. Robert from directly or indirectly engaging in any business that competes with the Company, during the course of her employment agreement and for a period of eighteen months thereafter.

Ms. Steiner's employment as Vice President of Marketing is governed by an agreement with the Company dated June 27, 2002. The agreement provides for her continued employment as Vice President of Marketing of the Company until terminated. Under this agreement, Ms. Steiner is entitled to receive: i) a base salary of $100,000; ii) an annual cash bonus determined annually, at the discretion of the President, based on Ms. Steiner's performance and the financial performance of the Company; iii) 75,000 stock options vesting over five years as long as she remains employed full time as Vice President of Marketing for the Company; iv) participation in the Company's executive employee benefit plans. The agreement prohibits Ms. Steiner from directly or indirectly engaging in any business that competes with the Company, during the course of her employment agreement and for a period of twelve months thereafter.

Board of Directors Compensation

At the 1996 Annual Meeting of Stockholders, an amendment to the Bylaws authorizing the Company to compensate members of its Board of Directors was approved. Also at the 1996 Annual Meeting of Stockholders, the Non-Employee Directors Stock Option Plan (the "Plan") was approved by stockholders. Pursuant to the Plan, as amended on January 22, 1998, each participating director receives an option to purchase 2,000 shares of the Common Stock of the Company as an annual retainer. In addition to the annual retainer options, each participating director receives an option to purchase up to 1,500 shares of Common Stock per quarter for actual attendance at each regular or special meeting of the Board of Directors. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant, vest immediately, and are exercisable for a period of ten years. The Chairman of the Board of Directors also receives compensation of $5,000 per calendar quarter, and all outside Directors are also reimbursed up to $1,000 per meeting for their expenses of attendance.

Options Grants in Last Fiscal Year

There were no options granted to Named Executive Officers in the fiscal year ended June 30, 2003.

Aggregated Options Exercises

The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the fiscal year ended June 30, 2003 by each of the Named Executive Officers and the final year-end value of unexercised options.

Aggregated Option Exercises

In the Fiscal Year Ended June 30, 2003

Fiscal Year End Option Values

Number of Securities Value ($) of Unexercised

Underlying Unexercised "In-the-money" Options

Options At Fiscal Year End At Fiscal Year End (1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Elisabeth B. Robert	56,250	$129,375	355,000	-	$890,140	-
Irene Steiner	0	0	24,688	58,750	$15,070	$10,225,

(1) Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

Compensation Committee Report

The following report is submitted by the Compensation and Option Committee (the "Compensation Committee") of the Board of Directors:

COMPENSATION COMMITTEE REPORT

The Compensation Committee advises the Board of Directors on issues concerning the Company's compensation philosophy, and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is also responsible for the administration of the Company's Incentive Stock Option Plan under which option grants, may be made to executive officers and employees of the Company.

General Compensation Policy. The fundamental policy of the Compensation Committee is to advise the Board of Directors on information which will aid the Board of Directors in providing the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

It is the Compensation Committee's philosophy to advise the Board of Directors that a portion of each executive officer's compensation should be contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer should be comprised of two elements: (i) base salary and bonus which reflects experience and individual and Company performance and is designed to be competitive with salary levels in the industry, and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

Elements of Compensation. Compensation for executive officers is a combination of base salary, incentive bonus and stock option grants. The Company presently has two executive officers, Ms. Robert and Ms. Steiner. Their base salaries and incentive bonuses are determined by their employment agreements, described above under the heading "Employment Contracts." In advising the Board of Directors concerning these agreements, the Compensation Committee evaluates the compensation of Ms. Robert and Ms. Steiner based on the level of job responsibility, their level of performance and Company performance. The Committee also takes into consideration the value of the job in the marketplace. The Compensation Committee has not used compensation consultants but has relied on compensation surveys in comparable industries and publicly available information for other public companies of comparable size. A portion of executive officer compensation is comprised of incentive bonus. The size of incentive bonus for each executive is tied in part to each executive's performance and the extent to which the Company and each executive meet revenue and net income goals. Ms. Robert's bonus is based upon a formula described below. Ms. Steiner's bonus is determined at the discretion of the President.

Long-term incentives are provided primarily through grants of stock options under the Company's Incentive Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a fixed period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also intends to consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee has not and will not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Board of Directors with respect to executive compensation for future years. To retain its highly skilled executive officers, the Compensation Committee expects to continue to emphasize incentive compensation and to set base salaries near the median for comparable positions at similar companies.

Ms. Robert's Compensation. Ms. Robert's compensation is determined by her employment agreement dated November 21, 2001, described on page 10 of this proxy statement. The Compensation Committee was responsible for negotiating and advising the Board of Directors on the terms of this agreement. Under the agreement, Ms. Robert receives a base salary and an incentive bonus. In recommending Ms. Robert's salary, the Compensation Committee relied upon publicly available information concerning salaries of the chief executive officers of public companies of comparable size in comparable industries. The Compensation Committee also took into account its evaluation of Ms. Robert's level of performance. Ms. Robert's incentive bonus is based upon a formula tied to the increases, if any, in the Company's consolidated revenues and pre-tax income from the prior year, above certain thresholds. The Compensation Committee recommended this approach because it believes Ms. Robert's incentive bonus should be directly dependent upon increases in the Company's performance, measured by increased revenues and pre-tax income.

Members of the Compensation Committee

Jason Bacon

Barbara Johnson

Thomas R. Shepherd

Audit Committee Report

Report Of Audit Committee

October 22, 2003

To the Board of Directors of The Vermont Teddy Bear Co., Inc. (the "Company")

We have reviewed and discussed with the Company's management the audited financial statements for the fiscal year ended June 30, 2003.

We have discussed with Deloitte & Touche, LLP ("Deloitte & Touche"), the Company's independent auditors, those matters which are required to be discussed according to Codification of Statements on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and we have discussed with Deloitte & Touche its independence. We also have discussed with the Company's management and the auditing firm such other matters and received such assurances as we deem appropriate.

Based upon the foregoing review and discussions, and relying thereon, we recommend to the Company's board of directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2003.

Members of the Audit Committee:

Jason Bacon

Maxine Brandenburg

Barbara Johnson

Effective July 23, 2002, upon recommendation of the Company's Audit Committee and the approval of the Board of Directors, the Company engaged Deloitte & Touche, LLP as auditors for the audit of fiscal year 2002 as reported in the Company's Form 8-K of July 23, 2002. This followed the recommendation of the Company's Audit Committee and the approval of the Board of Directors on June 27, 2002 to dismiss its certifying accountant, Arthur Andersen, LLP as reported in the Company's Form 8-K of June 27, 2002.

Deloitte & Touche, LLP audited the Company's financial statements for fiscal year 2003. The report of Deloitte & Touche, LLP regarding the Company's financial statements for the year ending June 30, 2003 appears in the Company's 2003 Annual Report on Form 10-K. In accordance with the recommendation of its Audit Committee, the Board of Directors has appointed Deloitte & Touche, LLP as independent public accountants of the Company for the year ending June 30, 2004, subject to ratification by Stockholders at the Annual Meeting. Stockholder ratification of Deloitte & Touche, LLP as independent public accountants of the Company requires a majority vote.

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche, LLP were approximately $107,000 (including out-of-pocket expenses of approximately $22,000) for the audit of the Company's annual financial statements for the fiscal year ended June 30, 2003 and reported on Form 10-K and for their review of the Company's Quarterly Reports on Form 10-Q filed during the fiscal year June 30, 2003.

Financial Information Systems Design and Implementation Fees

The Company did not incur any fees billed by Deloitte & Touche, LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended June 30, 2003.

All Other Fees

The board of directors has delegated to the Audit Committee responsibility for reviewing and approving all engagements of accounting and auditing services. The Audit Committee's charter states the Audit Committee shall review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries, and shall engage independent non-audit services, among other duties. The Audit Committee meets on a quarterly basis and more frequently as needed to fulfill its responsibilities. At each meeting, the Audit Committee reviews any new requests by management or the Board for accounting and auditing services, and approves engagements as deemed appropriate by the Audit Committee.

The Company incurred approximately $29,000 in other fees billed by Deloitte & Touche, LLP for services rendered to the Company, other than the services described above under Audit Fees for the fiscal year ended June 30, 2003. These fees comprised approximately $14,000 for tax services; and approximately $15,000 for services related to the Company's August 2002 Issuer Tender Offer.

The Audit Committee approved 100% of the auditors fees incurred by the Company for the fiscal year ended June 30, 2003.

Stock Performance Graph

The following graph compares the percentage change in the cumulative total stockholder return on the Company's common stock during the period from June 30, 1998 through June 28, 2003, with the cumulative total returns of the Russell 2000 and NASDAQ indices. The comparison assumes $100 was invested on the close of business of June 30, 1998 in each of the foregoing indices, and assumes dividends, if any, were reinvested. The comparison reflected in the graph and table is not intended to forecast the future performance of the Company's common stock and may not be indicative of such future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

	6/30/98	6/30/99	6/30/00	6/30/01	6/29/02	6/28/03
Vermont Teddy Bear Co., Inc.	$100	$359	$294	$364	$328	$330
NASDAQ	$100	$142	$209	$114	$77	$86
Russell 2000	$100	$100	$114	$110	$101	$99

Interests in Certain Transactions

On November 3, 1998, the Company entered into a management agreement with TSG Equity Partners, LLC. Thomas R. Shepherd and William Woo, both Directors of the Company, are Chairman and Managing Director, respectively of TSG Equity Partners, LLC. The terms of this agreement commenced on November 3, 1998 and will terminate on the earlier to occur of (i) the holders of Series C Preferred Stock cease to own at least fifteen percent of its original Series C Preferred Stock investment or (ii) ten years from the commencement of the agreement. Under the management agreement, TSG Equity Partners, LLC provides a range of specific financial and related management services to the Company. In consideration of the management services to be provided, the Company will pay fees of $25,000 per year, payable monthly, plus expenses and disbursements reasonably incurred in the performance of services under the agreement.

On December 31, 1996, the Company entered into a consulting agreement with Venture Management Group, Inc. Fred Marks, Chairman of the Company's Board of Directors, is President of Venture Management Group, Inc. The terms of this agreement commenced on January 1, 1997 and will terminate on December 31, 2006, unless earlier terminated in accordance with the agreement. In consideration of the consulting services to be provided, the Company will pay fees of $65,000 per year, payable monthly, plus expenses and disbursements reasonably incurred in the performance of services under the agreement. In the event that the Company defaults in its obligations under this agreement, or if a change in control of the Company occurs during the term of the agreement, Venture Management Group, Inc. may, at its sole option, declare the entire compensation under this contract to be immediately due and payable.

On April 9, 2001, Elisabeth B. Robert entered into a Demand Note with the Company to borrow up to $140,000 to finance the payment of personal tax obligations associated with her exercise of incentive stock options to purchase Company common stock. The amount borrowed under this agreement was $43,669 of which $18,390 is unpaid at fiscal year ended June 30, 2003. The Demand Note is secured by a Stock Pledge Agreement in which Ms. Robert pledges Company stock with a market value at least equal at all times to the principal of the loan and being re-paid through payroll deductions.

Section 16 (a) Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company's directors, certain of its officers and any persons holding more than 10% of the Company's Common Stock are required to report their ownership thereof and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during the fiscal year ended June 30, 2003. To the knowledge of the Company, all of these filing requirements have been satisfied by the Company's directors, officers, and its 10% shareholders.

ITEM 1. Proposal to have Common Stockholders Elect Directors

Pursuant to the Company's Bylaws and Certificate of Incorporation, the Board of Directors is authorized to establish, from time to time, the number of directors, and has established a Board of nine (9) directors to be elected at the 2003 Annual Meeting for the term each is nominated for and until their successors are elected and qualified. On July 31, 2003 the Board of Directors voted to (a) increase the size of the Company's Board of Directors from nine (9) to ten (10) directors, to maintain a sufficient number of independent director seats in light of the creation of the Series D Convertible Redeemable Preferred Shares entitled to elect one (1) director; and (b) change director terms from one year to staggered three, two and one year terms. The Company's Chief Executive Officer's term as a director will continue to be determined in accordance with her employment contract. Six (6) directors are to be elected by the Common Stockholders, two (2) directors are to be elected by the Series C Preferred Stockholders, and one (1) director is to be elected by the Series D Preferred Stockholders.

It is the intention of the persons named in the accompanying form of proxy to vote for the nominees named below. In the event that, because of death or unforeseen disability, any of the nominees designated below is unavailable for election, the persons named in the accompanying form of proxy reserve the right to vote such proxy for such other person or persons as may be nominated by the Board of Directors to fill such vacancies so as to provide a full board.

Election of directors requires a plurality vote. Six (6) nominees for directors are listed below with brief statements of their principal occupations and other pertinent information. As indicated below, all but one of the nominees is currently serving on the Company's Board of Directors. Also indicated below is the number of shares of the Company's various classes of stock owned beneficially by each of the nominees as of October 22, 2003.

Director Nominees

Jason Bacon became a director of the Company in 1997. Mr. Bacon is Vice President of the Vermont Historical Society and on the Boards of the Vergennes Opera House and the Vermont Folklife Center. From 1959 Mr. Bacon was with Kidder, Peabody & Co. from which he retired as its London based managing director in 1988. Shares owned: 63,169 Common (1.3%). Term: Three years.

Maxine Brandenburg became a director of the Company in April 2001. From 1988-
2002, Brandenburg was the President and CEO of the Vermont Business Roundtable, a non-profit, non-partisan organization made up of 110 chief executives in Vermont committed to sustaining a sound economy while preserving Vermont's unique quality of life. She also served as the Chair of the New England Advisory Council of the Federal Reserve Bank of Boston. She is a Board member of Vermont Public Radio and co-chair of the Advisory Board of the Child Care Fund of Vermont. Previously she served as Chairperson for the Vermont Council on the Arts and as President of the Vermont Women's Forum. Shares owned: -. Term: Three years.

Nancy Brock is being nominated for a vacant director position. Ms. Brock is currently a partner in New England Consulting Partners, a Boston management consulting and strategic advising firm. Prior to NEC, Ms. Brock served as Chief Financial Officer to Green Mountain Power Corporation, an integrated electric utility serving 87,000 customers throughout Vermont, from 1998 - 2002. Prior to GMP, Ms. Brock served as Chief Financial Officer at Suss Advanced Lithography, a start-up company conducting research and development on emerging technologies for semiconductor manufacturing in 1997, and from 1988 - 1996, as Chief Financial Officer at Chittenden Corporation, a $2-plus billion multi-bank holding company. Shares owned: -. Term: One year.

Fred Marks became a director of the Company in 1987 and has served as its Chairman of the Board since 1989. He devotes only a part of his time to the business of the Company. Mr. Marks also serves as a financial and marketing consultant with Venture Marketing Group, Inc. Shares owned: 460,339 Common (9.5%). Term: Two years.

Spencer C. Putnam has been a director of the Company since 1989, and he served as its Vice President from 1987 to 1999. Before joining the Company, Mr. Putnam was the Director of the Cooperative Education Program at the University of Vermont from 1980 to 1987. He served as the General Manager of Danforth Pewterers, a manufacturer of fine pewter gifts located in Middlebury, Vermont from November 1999 to 2001. Currently Mr. Putnam is the executive director of Vermont Businesses for Social Responsibility. Shares owned: 120,798 Common (2.5%). Term: Two years.

Elisabeth B. Robert joined the Company as its Chief Financial Officer in September 1995, and was appointed a director of the Company on January 22, 1996 and Treasurer of the Company on April 22, 1996. On October 10, 1997, the Board of Directors appointed Ms. Robert to the office of President and Chief Executive Officer of the Company. Before joining the Company, Ms. Robert was the Chief Financial Officer, Executive Vice-President, and Founding Partner of AirMouse Remote Controls, a manufacturing firm specializing in remote control devices. Prior to holding that position, Ms. Robert was an independent management consultant, as well as Director of Gas Supply for Vermont Gas Systems, Inc. She is the Chair of the New England Advisory Council to the Federal Reserve Bank of Boston, a member of the Vermont Business Roundtable, a member of the Board of Advisors for the UVM School of Business Administration and a recently appointed trustee of Fletcher Allen Health Care. Shares owned: 354,710 Common (7.3%). Term tied to employment contract.

Voting Information

The Board of Directors recommends a vote FOR approval of the nominees named above to serve as directors of the Company for the term for which they are nominated and until their successors are elected and qualified. The affirmative vote of a plurality of the shares of the Company's Common Stock entitled to vote at the Annual Meeting of Shareholders is required for the election of directors. Appointed proxies will vote shares FOR election of all the directors enumerated above unless instructed otherwise in the proxy. Abstentions and broker non-votes will have the same effect as votes against election.

ITEM 2. Proposal to have Series C Preferred Stockholders Elect Directors

Pursuant to the Company's Bylaws and Certificate of Incorporation, the Board of Directors is authorized to establish, from time to time, the number of directors, with a maximum of ten directors, and has established a Board of nine (9) directors to be elected at the 2003 Annual Meeting for the term each is nominated for and until their successors are elected and qualified. Six (6) directors are to be elected by the Common Stockholders, two (2) directors are to be elected by the Series C Preferred Stockholders, and one (1) director to be elected by the Series D Preferred Stockholders.

It is the intention of the persons named in the accompanying form of proxy to vote for the nominees named below. In the event that, because of death or unforeseen disability, any of the nominees designated below is unavailable for election, the persons named in the accompanying form of proxy reserve the right to vote such proxy for such other person or persons as may be nominated by the Board of Directors to fill such vacancies so as to provide a full board.

Election of directors requires a plurality vote. The two (2) nominees for directors are listed below with brief statements of their principal occupations and other pertinent information. Also indicated below is the number of shares of the Company's various classes of stock owned beneficially by each of the nominees as of October 22, 2003.

Director Nominees

Thomas R. Shepherd became a director of the Company in November 1998. Mr. Shepherd is Chairman of TSG Equity Partners, LLC, a Massachusetts venture capital and private equity investment firm. He also serves as a Special Partner of Thomas H. Lee Company (THL), a Boston leveraged buyout and private equity investment firm. Prior to joining THL, he was President of GTE Lighting Products Group (GTE Sylvania) from 1983 through 1986, and was President of North American Philips Commercial Electronics Corporation from 1981 until 1983. Mr. Shepherd also serves as a director of CCI, Inc., Community Resource Systems, Inc., 4R Systems, Inc., FirstPoint Energy Corporation, Optasite Inc., and Rayovac Corp. Shares held: 18.308 Preferred "C" (100.0%)

William Woo became a director of the Company in October 2001. Mr. Woo is a Managing Director of TSG Equity Partners, LLC. Prior to joining TSG, Mr. Woo was a principal at Advent International, a Boston-based private equity investment firm with $4.0 billion under management. He managed investments in and/or exits from twelve companies during his time at Advent. Shares held: 16.05 Preferred "C" (87.7%)

Voting Information

The Board of Directors recommends a vote FOR approval of the nominees named above to serve as directors of the Company for the ensuing year and until their successors are elected and qualified. The affirmative vote of a plurality of the shares of the Company's Series C Preferred Stock entitled to vote at the Annual Meeting of Shareholders is required for the election of directors. Appointed proxies will vote shares FOR election of all the directors enumerated above unless instructed otherwise in the proxy. Abstentions and broker non-votes will have the same effect as votes against election.

ITEM 3. Proposal to have Series D Preferred Stockholders Elect a Director

Pursuant to the Company's Bylaws and Certificate of Incorporation, the Board of Directors is authorized to establish, from time to time, the number of directors, with a maximum of ten directors, and has established a Board of nine (9) directors to be elected at the 2003 Annual Meeting for the term each is nominated for and until their successors are elected and qualified. Six (6) directors are to be elected by the Common Stockholders, two (2) directors are to be elected by the Series C Preferred Stockholders, and one (1) director by the Series D Preferred Stockholders.

It is the intention of the person named in the accompanying form of proxy to vote for the nominee named below. In the event that, because of death or unforeseen disability, the nominee designated below is unavailable for election, the persons named in the accompanying form of proxy reserve the right to vote such proxy for such other person or persons as may be nominated by the Board of Directors to fill such vacancies so as to provide a full board.

Election of directors requires a plurality vote. The nominee for director is listed below with brief statements of their principal occupations and other pertinent information. Also indicated below is the number of shares of the Company's various classes of stock owned beneficially by each of the nominees as of October 22, 2003.

Director Nominee

Andrew Williams is currently President of Calyx & Corolla, Inc. and was appointed a director of the Company in September of 2003. Mr. Williams was Chairman and CEO of Florafax International, Inc. (a floral wire service) from November of 1992 until April of 1999 at which time Florafax was acquired by Gerald Stevens Inc. Mr. Williams served as a Director and President of Order Generation at Gerald Stevens, Inc. from 1999 until February 2001, when Gerald Stevens, Inc. sold Calyx & Corolla. Gerald Stevens, Inc. filed a Chapter 11 bankruptcy petition in April 2001. Mr. Williams served as President of Calyx & Corolla from 2001 until its acquisition by the Company in August 2003. Since 1978, Mr. Williams has been a certified public accountant and has served on various local non-profit boards in Vero Beach, Florida including as Chairman of Saint Edward's School.

Voting Information

The Board of Directors recommends a vote FOR approval of the nominee named above to serve as a director of the Company for the ensuing year and until his successor is elected and qualified. The affirmative vote of a plurality of the shares of the Company's Series D Preferred Stock entitled to vote at the Annual Meeting of Shareholders is required for the election of directors. Appointed proxies will vote shares FOR election of all the directors enumerated above unless instructed otherwise in the proxy. Abstentions and broker non-votes will have the same effect as votes against election.

ITEM 4: Proposal to Select Independent Public Accountants

Deloitte & Touche, LLP audited the Company's financial statements for fiscal year 2003. The report of Deloitte & Touche, LLP regarding the Company's financial statements for the year ending June 30, 2003 appears in the Company's 2003 Annual Report on Form 10-K. In accordance with the recommendation of its Audit Committee, the Board of Directors has appointed Deloitte & Touche, LLP as independent public accountants of the Company for the year ending June 30, 2004, subject to ratification by Stockholders at the Annual Meeting. Stockholder ratification of Deloitte & Touche, LLP as independent public accountants of the Company requires a majority vote.

A representative of Deloitte & Touche, LLP is expected to be present at the Annual Meeting of Stockholders on December 11, 2003, and shall have the opportunity to make a statement, if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Voting Information

The Board of Directors recommends a vote FOR approval of ratifying the selection of Deloitte & Touche, LLP as independent public accountants for the fiscal year ending June 30, 2004. The affirmative vote of a majority of the shares of the Company's Common Stock entitled to vote at the Annual Meeting of Shareholders is required for the ratification of the selection of Deloitte & Touche, LLP as independent public accountants. Appointed proxies will vote shares FOR election of all the directors enumerated above unless instructed otherwise in the proxy. Abstentions and broker non-votes will have the same effect as votes against election.

ITEM 5. Amendment No. 2 to the Company's Non-Employee Director Stock Option Plan

On November 22, 1996, the Company's Stockholders and Board of Directors unanimously approved the Company's Non-Employee Directors Stock Option Plan. The Plan was amended on January 22, 1998. The stated purpose of the Non-Employee Directors Stock Option Plan was to further align the interests of the Company's outside directors with that of the shareholders and to provide equity compensation for the Company's outside directors as an incentive to attract and retain qualified outside directors. The complete text of the Plan is set forth as Exhibit 99 to this Proxy Statement. Amendment No. 2 to the Plan would change the eligibility requirement for non-employee directors to receive the quarterly grant of "non-qualified stock options" to purchase 1,500 shares of Common Stock, from requiring attendance in person or by telephone at each regular quarterly and annual meetings of the Board to attendance of at least 75 percent of all regular quarterly and annual and meetings of committees of the Board on which they serve.

Voting Information

The Board of Directors recommends a vote FOR approval of the amendment to the plan. The affirmative vote of the holders of the majority of the voting power of the Common Stock entitled to vote at the annual meeting of stockholders is required for amendment of the plan. Your appointed proxies will vote your shares FOR approval unless you instruct otherwise in the proxy. Abstention and broker non-votes will have the same effect as votes against the amendment.

ITEM 6. Other Business

The Company's Board of Directors knows of no other matters that may come before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the proxies relating to such meeting will be voted with respect thereto in accordance with the best judgment of the Board.

Any stockholder proposal intended for presentation at the 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal offices in Shelburne, Vermont, by July 30, 2004, for inclusion in the Company's Proxy Statement and form of proxy relating to the 2004 Annual Meeting.

October 22, 2003 The Vermont Teddy Bear Co., Inc.